Exhibit 23.3

                              Accountants' Consent




The Board of Directors
Valley Financial Corporation:


We consent to incorporation by reference herein of our report dated January 22, 1999, relating to the consolidated balance sheet of Valley Financial Corporation and subsidiary as of December 31, 1998, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for the year then ended, which report is also included in the December 31, 1999 Form 10-KSB of Valley Financial Corporation.




                                                     KPMG LLP




Roanoke, Virginia
September 21, 2000